EXHIBIT 99.1

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

FINAL

MOVADO GROUP, INC. APPOINTS STEPHEN SADOVE TO ITS BOARD OF
DIRECTORS

Paramus, NJ – August 23, 2018 -- Movado Group, Inc. (NYSE: MOV) today announced that Stephen I. Sadove has been appointed to the Company's Board of Directors, effective August 23, 2018.

Mr. Sadove brings more than 25 years of leadership experience to Movado Group. Prior to his retirement in November 2013, Stephen Sadove spent 11 years at Saks Incorporated and held positions of increasing responsibility, serving most recently as Chief Executive Officer at Saks from January 2006 to November 2013 with title of Chairman of the Board added in May 2007. From 2004 to 2006, Mr. Sadove was Chief Operating Officer of Saks Incorporated and in January 2002, Sadove joined the management team of Saks Incorporated as Vice Chairman. Prior to joining Saks, from 1991 to 2002, Mr. Sadove held various positions at Bristol-Myers Squibb with his last position of President, Bristol-Myers Squibb Worldwide Beauty Care and Nutritionals from 1997 to 2002. During his tenure at Bristol-Myers Squibb, Mr. Sadove led Clairol to become the number one hair care business in the United States, relaunched the Herbal Essences brand into a $700 million business, and completed the sale of the beauty care business to Procter & Gamble for approximately $5 billion. Earlier in his career, he developed a distinguished marketing and consumer products skillset from 1975 to 1991, during which Mr. Sadove held various positions of increasing responsibility with General Foods, now known as Kraft General Foods, including Executive Vice President and General Manager of the Desserts and Meals divisions.

Mr. Sadove is a graduate of Hamilton College and holds an MBA with distinction from Harvard Business School. Mr. Sadove currently serves on the board for various non-profit organizations including Hamilton College as Chairman of the Board of Trustees and on the Executive Committee of the National Retail Federation representing retailers from across the United States. He is on the board of Colgate-Palmolive as lead director, Aramark, and Park Hotels and Resorts and is also a Founding Partner of JW Levin Management Partners, a private equity firm.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “Movado Group is excited to welcome Steve to our Board of Directors. The Board will benefit from Steve’s extensive retail knowledge, strong leadership skills, and considerable business background, which will broaden our board’s collective capabilities. We look forward to working closely with Steve as we continue to grow the business and deliver on our near and long-term objectives.”

Mr. Sadove commented, “I am honored to be joining Movado Group’s Board of Directors. I have long admired Movado Group’s powerful portfolio of owned and licensed brands and innovative product. I look forward to working with Efraim and the Board to contribute to the Company’s growth opportunities that lie ahead.”

Following this announcement, the Board will include ten members, each of whom possesses significant professional experience, particularly in the financial, retail and business services sectors both domestically and internationally.

Movado Group, Inc. designs, sources, and distributes MOVADO®, OLIVIA BURTON®, EBEL®, CONCORD®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, LACOSTE®, SCUDERIA FERRARI®, REBECCA MINKOFF® and URI MINKOFF® watches worldwide, and operates Movado company stores in the United States.